UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                                 Filed by a party other than the Registrant  ☐

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☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement

☒	Definitive additional materials

☐	Soliciting material pursuant to § 240.14a-12

INTEGRATED DEVICE TECHNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTEGRATED DEVICE TECHNOLOGY, INC.

6024 Silver Creek Valley Road

San Jose, California 95138

(408) 284-8200

ADDITIONAL MATERIAL FOR PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 17, 2013

TO THE STOCKHOLDERS OF INTEGRATED DEVICE TECHNOLOGY, INC.:

On August 26, 2013, Integrated Device Technology, Inc. (the “Company”) announced that Theodore L. Tewksbury, III has resigned as the president and chief executive officer of the Company and as a member of the Company’s Board of Directors effective August 27, 2013. Jeffrey McCreary, a member of the Company’s Board of Directors and a nominee for election by holders of the Company’s common stock to the Board of Directors at the Company’s annual meeting of stockholders to be held on September 17, 2013 (the “2013 Annual Meeting”), has been appointed by the Board of Directors as interim president and chief executive officer.

Dr. Tewksbury was a nominee for election by holders of the Company’s common stock to the Board of Directors at the 2013 Annual Meeting. Because of Dr. Tewksbury’s resignation as the president and chief executive officer of the Company and as a member of the Company’s Board of Directors, Dr. Tewksbury is removed as a nominee for election to the Board of Directors at the 2013 Annual Meeting. The Board of Directors has not designated a substitute nominee for Dr. Tewksbury. Therefore, the Board of Directors will present only eight nominees for election to the Company’s Board of Directors at the 2013 Annual Meeting. The Board of Directors recommends that you vote FOR each of these eight nominees.

If you have already voted your shares by proxy, your shares will be voted as specified in your prior vote with regards to the existing nominees, unless you choose to revoke your proxy. If you have not already voted your shares by proxy, you may still use the original proxy card that we previously distributed, and your vote with respect to nominees for director will be counted accordingly, other than votes with respect to Dr. Tewksbury, which will be disregarded for purpose of the election of directors at the 2013 Annual Meeting.

San Jose, California

September 3, 2013

By Order of the Board of Directors
/s/ Matthew D. Brandalise
Matthew D. Brandalise Secretary